Exhibit 99.1

Cryoport Appoints Daniel M. Hancock to Board of Directors

IRVINE, California, January 7, 2019 - Cryoport, Inc. (NASDAQ: CYRX) (NASDAQ: CYRXW) (“Company”), the world's leading temperature-controlled logistics company dedicated to the life sciences industry, is pleased to announce the appointment of Daniel M. (Dan) Hancock to its Board of Directors. Mr. Hancock’s appointment adds extensive physics knowledge, engineering and innovation experience, business acumen and leadership to the Board of Directors. Mr. Hancock will serve on the Audit Committee, chaired by Richard Berman, Esq. and the Science and Technology Committee, chaired by Robert Hariri, PhD, MD.

Mr. Hancock retired from General Motors (“GM”) as Vice President of Global Strategic Product Alliances responsible for seeking, defining, negotiating, and implementing strategic collaborations between GM and other global OEM’s and suppliers. He worked at GM for 43 years. A self-confessed "powertrain guy," Mr. Hancock, during his tenure, also served as Vice President, Global Powertrain Engineering; CEO of Fiat-GM Powertrain; and President of Allison Transmission. Mr. Hancock is an accomplished engineer and business leader.

Mr. Hancock is also a Board Member of Westport Fuel Systems (NASDAQ WPRT), a Vancouver, B.C. based global supplier of clean gaseous fuel parts, and systems for the transportation industry. He is also the Board Chairman for SuperTurbo Technologies, Inc., a Loveland, CO based privately-held developer of advanced turbocompounding systems for engines and was recently elected to the Board for Achates Power, Inc., a San Diego, CA headquartered privately-held developer of innovative opposed-piston, two-stroke diesel engines. He also serves in an advisory capacity to several global suppliers to the automotive and commercial vehicle industries.

Jerrell Shelton, Chairman of Cryoport’s Board of Directors, commented, “We are pleased to welcome Dan to our Board of Directors. His business acumen, regional knowledge, alliance building experience and technical knowhow will enable him to provide unique insights as we continue to develop market-leading practices and invest in building out the life sciences industry’s most advanced temperature-controlled logistics technology solutions.

“As a matter of practice, Cryoport’s Nominating and Governance Committee regularly evaluates our Board’s composition to ensure it includes the appropriate skills, experience and perspective necessary to drive value for all our shareholders. Dan will add an extra dimension to our already highly qualified Board.”

Dan Hancock commented, “Cryoport has done an outstanding job of developing technically advanced temperature-controlled logistics solutions for the life sciences industry and is, in fact, at the forefront of this field as demonstrated by the industry-leading clients it serves. I am looking forward to working with the board and management in helping it continue to expand its suite of solutions targeting new areas of the life sciences market and growing its competitive advantages.”

Mr. Hancock holds a Master of Science in Mechanical Engineering (MSME) from the Massachusetts Institute of Technology and a Bachelor of Science in Mechanical Engineering (BME) from the General Motors Institute (now Kettering University). He is a recipient of the Society of Automotive Engineers’ Sid Olsen Engineering Manager Award, the SAE Medal of Honor, the SAE Gordon Millar Award, the Great Golden Medal for Service to the Republic of Austria, and the Sagamore of the Wabash recognition from the State of Indiana.

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About Cryoport, Inc.

Cryoport is a trusted global provider of solutions for maintaining temperature-sensitive life sciences commodities during distribution, serving the biopharmaceutical market with leading-edge logistics solutions for biologic materials, such as regenerative medicine, including immunotherapies, stem cells and CAR-T cells. Cryoport’s solutions are used by points-of-care, CRO’s, central laboratories, pharmaceutical companies, manufacturers, university researchers et al; as well as the reproductive medicine market, primarily in IVF and surrogacy; and the animal health market, primarily in the areas of vaccines and reproduction. Cryoport’s proprietary Cryoport Express® Shippers, Cryoportal™ Logistics Management Platform, leading-edge SmartPak II™ Condition Monitoring System and geo-sensing technology, paired with unparalleled cold chain logistics expertise and 24/7 client support, make Cryoport the end-to-end cold chain logistics partner that the industry trusts.

Cryoport is dedicated to: simplifying global cold chain logistics through innovative technology, unmatched monitoring and data capture and support, including consulting; delivering the most advanced temperature-controlled logistics solutions for the life sciences industry; and providing vital information that provides peace of mind throughout the life of each logistics process.

For more information, visit www.cryoport.com. Sign up to follow @cryoport on Twitter at www.twitter.com/cryoport.

Forward Looking Statements

Statements in this news release which are not purely historical, including statements regarding Cryoport, Inc.'s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. It is important to note that the Company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks and uncertainties associated with the effect of changing economic conditions, trends in the products markets, variations in the Company's cash flow, market acceptance risks, and technical development risks. The Company's business could be affected by a number of other factors, including the risk factors listed from time to time in the Company's SEC reports including, but not limited to, the Company's 10-K for the year ended December 31, 2017 filed with the SEC. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Cryoport, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

Investor Contacts:

Todd Fromer/Elizabeth Barker

tfromer@kcsa.com/ebarker@kcsa.com